EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports First Quarter 2010 Results

Houston, Texas – May 6, 2010 – For the quarter ended March 31, 2010, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported net income of $58.8 million, or $0.36 per limited partner unit, compared with net income of $13.6 million, or $0.08 per limited partner unit, for the same period in 2009.

Cheniere Partners reported income from operations of $101.7 million for the first quarter of 2010 compared to income from operations of $43.4 million for the comparable 2009 period.

Revenues for the first quarter of 2010 were $130.8 million compared to $62.5 million for the comparable 2009 period. Revenues primarily include capacity payments received from customers in accordance with their terminal use agreements (“TUAs”). The Cheniere Marketing, LLC TUA became effective in October 2008, the Total Gas and Power North America, Inc. TUA became effective April 1, 2009 and the Chevron U.S.A., Inc. TUA became effective July 1, 2009.

Total operating costs and expenses for the first quarter of 2010 were $29.0 million compared to $19.2 million for the comparable 2009 period.  The increase in expenses during the first quarter of 2010 resulted from the achievement of full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009.  LNG receiving terminal operating and maintenance expenses increased to $11.1 million for the first quarter of  2010 compared to $6.6 million for the comparable 2009 period.  Depreciation expenses were $10.6 million for the first quarter of 2010 compared to $6.6 million for the comparable 2009 period due to the achievement of full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009.  General and administrative expenses increased to $7.0 million in the first quarter of 2010 compared to $5.9 million for the comparable 2009 period.

Interest expense, net for the first quarter of 2010 was $43.5 million compared to $32.9 million for the comparable 2009 period.  The increase was primarily due to less interest expense subject to capitalization during the first quarter of 2010.  The first quarter of 2010 included a $0.5 million gain on derivative instruments compared to a gain of $2.6 million for the first quarter of 2009 due to changes in natural gas commodity prices associated with hedges on LNG inventory.

2010 Outlook

Cheniere Partners estimates that its annualized distribution to unitholders will be $1.70 per unit.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Construction is complete and the terminal is now operating with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P. (1)
Selected Financial Information
(in thousands)

	Three Months Ended March 31,
	2010 (2)	2009 (2)
	(Unaudited)	(Unaudited)
Revenues	$130,778	$62,549
Operating costs and expenses
LNG receiving terminal development expense	326	—
LNG receiving terminal operating expense	11,139	6,557
Depreciation expense	10,563	6,649
General and administrative expense	7,013	5,947
Total operating costs and expenses	29,041	19,153

Income from operations	101,737	43,396

Interest expense, net	(43,477)	(32,942)
Interest income	59	560
Derivative gain, net	505	2,562
Other	—	12
Net Income	$58,824	$13,588

Allocation of net income
Limited partners’ interest	57,648	13,316
General partner’s interest	1,176	272
Net income for partners	$58,824	$13,588

Basic and diluted net income per limited partner unit	$0.36	$0.08

Weighted average limited partners units outstanding used for basic and diluted net income per unit calculation:
Common units	26,416	26,416
Subordinated units	135,384	135,384

	March 31, 2010 (3)	December 31, 2009 (3)
	(Unaudited)
Cash and cash equivalents	$118,405	$117,542
Restricted cash and cash equivalents (5)	54,929	13,732
Advances to affiliate – LNG inventory	783	1,319
LNG inventory	216	1,521
Other current assets (4)	11,336	18,817
Non-current restricted cash and cash equivalents (5)	82,394	82,394
Property, plant and equipment, net	1,579,286	1,588,557
Debt issuance costs, net	25,846	26,953
Advances under long-term contracts	—	1,021
Other assets	10,023	7,617
Total assets	$1,883,218	$1,859,473

Current liabilities (4)	$148,026	$115,584
Long-term debt, net of discount	2,110,708	2,110,101
Long-term debt – related party, net of discount	73,495	72,928
Deferred revenue, including affiliate	42,313	40,860
Other liabilities (4)	347	327
Total partners’ deficit	(491,671)	(480,327)
Total liabilities and partners’ deficit	$1,883,218	$1,859,473

(1)	Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-Q for the period ended March 31, 2010, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three-month periods ended March 31, 2010 and 2009.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

(5)
Restricted cash and cash equivalents includes approximately $82.4 million for a permanent debt service reserve fund and $54.9 million for four months of interest as required in the Sabine Pass senior notes indenture.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259